Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

John Heyman—Co-Chief Executive Officer (770) 576-6705

Mark Haidet—Chief Financial Officer (770)-576-6404

Melissa Coley—Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Results for the Second Quarter of 2003

Company Writes off $32.5 Million in Intangible Assets Associated with Strategy to Refocus the Business

ATLANTA—(BUSINESS WIRE)—August 5, 2003—Radiant Systems, Inc. (NASDAQ: RADS—News), a leading provider of systems for managing and supporting site operations of retail and hospitality businesses, today announced financial results for the second quarter ended June 30, 2003.

Summary financial results for the second quarter are as follows:

•	Total revenues for the second quarter ended June 30, 2003 were $27.8 million, a decrease of 24.2% over revenues of $36.7 million for the same period in 2002.
•	Net loss for the second quarter ended June 30, 2003, was $35.8 million, or $1.29 per diluted share, a decrease of $37.3 million, or $1.34 per diluted share, compared to net income of $1.5 million, or $0.05 per diluted share, for the same period in 2002.
•	Adjusted net loss for the second quarter ended June 30, 2003, which excludes asset impairment charges and severance payments, was $3.2 million, or $0.11 per diluted share, a decrease of $4.6 million, or $0.16 per diluted share, compared to net income of $1.5 million, or $0.05 per diluted share, for the same period in 2002.

During the second quarter, the Company wrote-off approximately $32.5 million of intangible assets based on a reorganization of the Company’s operating segments as well as the likelihood of a future disposition of the Enterprise Software segment. Additionally, the Company wrote off approximately $900,000 of intangible assets associated with other lines of business due to changes in market conditions. The Company also recorded a charge of approximately $200,000 during the quarter for severance costs related to position eliminations.

The Company provides adjusted net (loss)/income and adjusted net (loss)/income per share in this press release as additional information of the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from net income and per share measures used by other companies. Net (loss)/income has been adjusted to exclude the effects of the impairment of certain intangible assets and certain charges related to severance and lease termination costs. The Company believes that this presentation of adjusted net (loss)/income and adjusted net (loss)/income per share provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations

John Heyman, the Company’s co-chief executive officer commented, “The economic environment continues to dampen demand. While our second quarter results were disappointing, we continue to stay focused on our long-term operating model. We believe we are making the right investments in our products, markets and client relationships to take advantage of future improvements in the economy.” Mr. Heyman continued, “We are optimistic about delivering improved performance for the second half of the year as we see portions of our business picking up momentum. Specifically, we are seeing leading indicators of demand from large clients, we continue to see progress in our small business strategy, and during the quarter we have improved our service margins as several of our investments in projects have declined.”

Business highlights for Q2 2003:

•	Completed roll-out of Radiant technology to more than 100 corporate sites of a large table service restaurant chain

•	Continued roll-out of Radiant Enterprise Productivity Suite to large contract food service management provider—currently deployed to more than 130 sites representing 40 concepts

•	Completed successful multi-site, multi-market pilot of customer self service kiosks for major petroleum retailer’s fast casual food offering

•	Continued roll-out of Radiant POS with major petroleum retailer—deployment approaching 500 sites

•	Signed Wehrenberg Theatres to deploy Radiant POS and back-office technology to all its sites

•	Signed agreements with two new mid-sized convenience store chains

•	Increased activity in reseller channel with revenue growth of 105% over prior year

•	Won two Microsoft 2003 Retail Application Developer (RAD) Awards

Mark Haidet, the Company’s chief financial officer commented, “Though our revenues are significantly down, we continue to impose discipline around our expense structure and cash management. We have maintained a strong working capital base including $39.4 million in cash at the end of the second quarter driven in large part by our exceptionally strong Days Sales Outstanding (“DSO’s”) at 57 days down from 67 days in the previous quarter. At the same time we have made strategic investments in our products and customer relationships.” Mr. Haidet added, “We have continued our stock repurchase program with approximately 382,000 shares purchased during the quarter at an aggregate price of $2.6 million. Consistent with the first quarter, we did not provide a tax benefit on our current quarter pretax losses, and we anticipate that as the Company generates future pretax profits, we will record the current quarter’s tax benefit, thus reducing our overall effective tax rate for an undetermined period of time in the future.”

Radiant will hold its second quarter 2003 conference call today at approximately 5 p.m. eastern daylight time. This call is being webcast and can be accessed at Radiant Systems’ web site at http://www.corporate-ir.net/ireyeir_site.zhtml?ticker= RADS&script=2100 http://www.radiantsystems.com/investor/investor2_frame.htm. The call will also be available via telephone at 1-888-334-7880—reference reservation # T436675R.

Founded in 1985, Radiant Systems, Inc. builds and delivers solutions for managing site operations of retail and hospitality businesses. Providing enterprise-wide visibility, Radiant’s back-office and point-of-sale technology enables businesses to deliver exceptional customer service while improving profitability. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 55,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
	June 30, 2003	December 31, 2002
	(unaudited)
Current assets
Cash and cash equivalents	$39,433	$43,382
Accounts receivable, net	17,288	31,167
Inventories	14,057	13,542
Other short-term assets	4,659	4,122

Total current assets	75,437	92,213
Property and equipment, net	11,917	11,948
Software development costs, net	2,360	16,969
Intangibles and other long-term assets	6,614	24,126

	$96,328	$145,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$11,685	$15,012
Client deposits and unearned revenue	9,866	10,509
Current portion of long-term debt	507	491

Total current liabilities	22,058	26,012

Client deposits and unearned revenue, net of current portion	—	2,994
Deferred tax liability	880	880
Long-term debt, less current portion	403	660

Total liabilities	23,341	30,546

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized; 27,693,389 and 28,021,689 shares issued and outstanding	0	0
Additional paid-in capital	114,099	116,752
Accumulated deficit	(41,112)	(2,042)

Total shareholders’ equity	72,987	114,710

	$96,328	$145,256

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues:
System sales	$11,169	$19,991	$24,830	$37,119
Client support, maintenance and other services	16,663	16,716	32,509	30,876

Total revenues	27,832	36,707	57,339	67,995
Cost of revenues:
System sales	7,161	10,973	15,237	18,807
Impairment of capitalized software costs and acquired software technology	15,724	—	15,724	—
Client support, maintenance and other services	11,128	9,338	22,554	17,867

Total cost of revenues	34,013	20,311	53,515	36,674

Gross (loss) profit	(6,181)	16,396	3,824	31,321
Operating Expenses:
Product development	4,064	3,867	7,453	7,329
Sales and marketing	4,382	5,342	9,119	10,149
Depreciation and amortization	1,093	1,293	2,207	2,625
Impairment of TriYumf Asset	10,589	—	10,589	—
Impairment of goodwill	6,172	—	6,172	—
Lease termination and severance costs	211	—	761	—
General and administrative	3,205	3,281	6,686	6,193

(Loss) income from operations	(35,897)	2,613	(39,163)	5,025
Interest income, net	106	155	257	361

(Loss) income before income taxes	(35,791)	2,768	(38,906)	5,386
Income tax provision	58	1,275	164	2,395

Net (loss) income	$(35,849)	$1,493	$(39,070)	$2,991

Basic and diluted (loss) income per share:
Basic (loss) income per share	$(1.29)	$0.05	$(1.40)	$0.11

Diluted (loss) income per share	$(1.29)	$0.05	$(1.40)	$0.10

Weighted average shares outstanding:
Basic	27,862	27,593	27,934	27,573

Diluted	27,862	29,376	27,934	28,975

Reconciliation of Adjusted Net (Loss) Income:
Net (loss) income	$(35,849)	$1,493	$(39,070)	$2,991
Impairment of capitalized software costs	14,821	—	14,821	—
Impairment of acquired software technology	903	—	903	—
Impairment of TriYumf Asset	10,589	—	10,589	—
Impairment of goodwill	6,172	—	6,172	—
Lease termination and severance costs	211	—	761	—

Adjusted net (loss) income	$(3,153)	$1,493	$(5,824)	$2,991

Adjusted net (loss) income per diluted share	$(0.11)	$0.05	$(0.21)	$0.10